EXHIBIT 99.1

By Email and Federal Express

May 16, 2011

Mr. Salvatore Muoio
Managing Member
S. Muoio & Co. LLC
509 Madison Avenue, Suite 406
New York, NY 10022

Dear Mr. Muoio,

This letter responds to your letter to me dated May 13, 2011, which I have shared with the Board of the Directors (“Board”) of OPTi, Inc., a California corporation (the “Company”).

As you well know, your request for representation on the Board dates back to earlier this year when you called me to demand that you and one of your designees be added to the Board. At the time, I noted that there is a nomination process set forth in the Company’s proxy statement. After considering your demand and conducting a preliminary inquiry into the appropriateness of your request, the Nominating Committee and the Board decided to decline your demand to serve on the Board. Your letter does not change the Board’s conclusion in any respect.

The Board believes that the Company’s proxy statement contains no inaccuracies. Neither the Company’s articles or bylaws nor the General Corporation Law of California specify any process for shareholders to nominate directors.  In the absence of such specification the Nominating Committee and the Board have established a reasonable process for consideration of nominees by shareholders. That process (which has been repeatedly set forth in the Company’s annual proxy statements) requires the nominating shareholder to submit to the Nominating Committee (i) all information relating to the nominee required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (ii) the name, address and share ownership of the shareholder submitting the nomination, (iii) other appropriate biographical information and (iv) a statement as to the qualifications of the nominee. In order for the Nominating Committee and the Board to have sufficient time to consider nominees, the information must be submitted no later than the deadlines set forth in the proxy statement. Your request for Board representation did not comply with any of these steps.

SF:309787.1

The Board owes a fiduciary duty to all shareholders of the Company to insure that the directors of the Company are duly qualified to serve and that they will act in the best interests of all shareholders. Consistent with this duty applicable regulations require the Company to describe the specific experience, qualifications, attributes or skills that led to a conclusion that a person should serve as a director.

When the Board conducted even a cursory inquiry into your background it discovered the In re Emerging Communications Shareholders Litigation (2004 WL 1305745 (Del.Ch.)) in which the Delaware Court of Chancery stated:

        The credible evidence persuades the Court that Muoio's conduct is explainable in terms of only one of two possible mindsets. The first is that Muoio made a deliberate judgment that to further his personal business interests, it was of paramount importance for him to exhibit his primary loyalty to Prosser. The second was that Muoio, for whatever reason, “consciously and intentionally disregarded” his responsibility to safeguard the minority stockholders from the risk, of which he had unique knowledge, that the transaction was unfair.  If motivated by either of those mindsets, Muoio's conduct would have amounted to a violation of his duty of loyalty and/or good faith.  Because Muoio has not established to the satisfaction of the Court, after careful scrutiny of the record, that his motivation was of a benign character, he is not exculpated from liability…. (at page 37)

By following the process set forth in the Company’s proxy statement the Committee and the Board believe that they will have the time to review candidates and make informed judgments on their qualifications to serve. In particular they will be able to ascertain the type of information that has been revealed so far in the consideration of your requested candidacy. Accordingly, the Board invites you to comply with the Company’s process in anticipation of next year’s election.

The Company will proceed as set forth in the proxy statement. In accordance with the provisions of applicable California law, Mike Mazzoni has been designated inspector of elections. He will hear and determine all challenges and questions in any way arising in connection with the right to vote.

We confirm receipt of your request to use written ballots at the meeting.  Such ballots will be available at the meeting.

Very truly yours,

/s/ Bernard T. Marren
President/CEO

cc:           Board of Directors
Michael Mazzoni

SF:309787.1